Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Kellee McGahey, 843-529-5574

Windley Promoted to President and CEO of South State Bank

(COLUMBIA, SC– MARCH 22, 2016) -- Robert R. Hill, Jr., CEO of South State Corporation, announced today that John F. Windley, President and Chief Banking Officer of South State Bank, has been named President and Chief Executive Officer of South State Bank. As President and CEO of the Bank, Windley will continue to manage all of the banking operations in North Carolina, South Carolina and Georgia.

Hill, who has been CEO of South State Corporation and South State Bank since 2004, will continue in his role as CEO of South State Corporation.

“John is a great banker, leader and has been a critical part of our company’s success,” Hill said. “His role as CEO will ensure that we are responsive to the needs of our customers and positions us for future growth.”

Windley joined South State in 2002 and has served in various leadership capacities  after a 26-year banking career with Bank of America and predecessor organizations.  In 2004, he was promoted to President of South State Bank.

South State Corporation is the largest bank holding company headquartered in South Carolina. Founded in 1933, the company’s primary subsidiary, South State Bank, has been serving the financial needs of its local communities in 24 South Carolina counties, 13 Georgia counties and 4 North Carolina counties for over 80 years. The bank also operates Minis & Co., Inc. and First Southeast 401K Fiduciaries, Inc., both registered investment advisors; and First Southeast Investor Services, Inc., a limited purpose broker-dealer. South State Corporation has assets of approximately $8.6 billion and its stock is traded under the symbol SSB on the NASDAQ Global Select Market. More information can be found at www.SouthStateBank.com.

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